Exhibit 99.1


                                [GRAPHIC OMITTED]


            American Telecom Announces New Give N' Talk Distribution Through the Most Fashion Oriented Mass Merchant in the U.S.

   Portion of Phone Sales and Service Usage Will be Donated to National Breast
     Cancer Foundation in Support of National Breast Cancer Awareness Month

Contact: Company                    Investors:
Bruce Hahn, CEO                     Brett Maas
(310) 871-9904                      Hayden Communications
(404) 261-7466                      (646) 536-7331
Bruce.Hahn@atsphone.com             brett@haydenir.com


                              FOR IMMEDIATE RELEASE
                              ---------------------

City of Industry, California, June 27, 2007 - American Telecom Services Inc. (AMEX: TES), a provider of converged communications solutions, today announced that a new Give N' Talk Corded, pink Trim Phone(TM) telephone with caller ID will be shipped to the most fashion oriented, and second largest, mass merchant in the U.S. for distribution in their more than 1,400 locations for a chain-wide program timed for an October launch to support National Breast Cancer Awareness Month. The Give N' Talk (GNT) program is modeled after the Company's Pay N' Talk
(PNT) program, a prepaid long distance program, in which the retailer selling the phone shares in the revenues produced by the consumer's use of the long distance service. The Give N' Talk program, in addition to sharing service revenue with the retailer, gives a portion of the revenues from the retailer's purchase of phones, as well as a portion of the ongoing service revenues created by consumer use, to the National Breast Cancer Foundation (NBCF).


The first Give N' Talk phone that the retailer will carry is the Caller ID Trim Phone, a deluxe corded phone bundled with 50 minutes of free long distance service for the consumer, powered by IDT Telecom. This all-pink phone is specially designed for this promotion and the retailer's customer demographic, it is available exclusively to them in special see thru packaging with their fashion conscious consumers in mind.


Bruce Hahn, American Telecom's Chief Executive Officer, commented, "Our Give N' Talk charity phones present a wonderful opportunity for us to share the experience of giving with both our retail partners and our consumers. Our target customer is female. One in seven women will contract breast cancer in her lifetime. Our Give N' Talk phones donate for life. Unlike other hardware products, which may donate a percentage of profit to a charity on the initial sale, our phones donate profit from the sale of the phone plus a portion of ongoing service revenue for each phone sold and activated for the life of the caller. 'Talk more ... live more ... For life.'(SM). The NBCF is a four-star charity and a wonderful contributor to the research and education that is required to eradicate this disease."


About American Telecom Services

American  Telecom  Services,  a leader in  converged  communications  solutions, provides consumers "Good Reasons to Pick up the Phone." American Telecom Services combines state-of-the-art telephones bundled with a variety of pre-paid long distance and Voice over Internet Protocol (VoIP or Internet Phone) calling plans designed to save consumers up to 60% on long distance costs. The Company offers the only home phones bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent-pending) and is the only provider of DigitalClear (TM) Internet phones that include an adapter and router built right into the base of the phones (patent-pending); Just "Plug In & Save!" The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using Internet Phone technology supplied by leading technology providers. Consumers can select phones bundled with SunRocket services, and enjoy SunRocket's Bottom-Line Pricing (SM) with plans free of bogus charges, tacked-on fees, and other unpleasant surprises that normally show up on phone bills. Consumers can also chose phones bundled with Lingo Internet phone service and enjoy one of the most affordable U.S. Internet phone services. Consumers who do not possess high-speed Internet service at home, all DigitalClear products also include a high speed Internet offer from Broadband National, creating a "One Box Solution" to be sold at retail. American Telecom Service's products are available nationally at more than 18,000 retail locations. Visit www.atsphone.com for Company and product information.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated December 11, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.


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